EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES SECOND QUARTER PROFIT

Strong revenue growth provides highest quarterly profit since 2001; expects 2007 mainline capacity growth of 5 percent; consolidated capacity growth of 3 percent to 4 percent due to regional jet reduction

HOUSTON, July 20, 2006 -- Continental Airlines (NYSE: CAL) today reported second quarter 2006 net income of $198 million ($1.84 diluted earnings per share), a significant improvement over its second quarter 2005 net income of $100 million ($1.26 diluted earnings per share). Excluding special charges, Continental recorded net income of $208 million ($1.93 diluted earnings per share).

Operating income in the second quarter of 2006 was $244 million, more than double that of the second quarter of 2005, in spite of fuel price increases costing over $200 million and including a $60 million accrual for employee profit sharing.

"Our plan is working and as a result, everyone wins," said Larry Kellner, chairman and chief executive officer. "Employees win with profit sharing and stock option gains, customers win with award winning service as reflected by the J.D. Power award and stockholders win with profitability."

During the quarter, ExpressJet notified Continental that ExpressJet intends to retain all 69 regional jet aircraft covered by Continental's previously announced withdrawal notice under the capacity purchase agreement with ExpressJet.  Continental expects to replace between 40 and 50 of those regional jets, and has no current plans to replace the remainder.  Continental is in advanced discussions to have an operator provide the capacity that it has chosen to replace, at competitive rates under a capacity purchase arrangement.

Other than the 40 to 50 regional jet aircraft that Continental expects a third party to acquire and operate to partially replace the 69 withdrawn ExpressJet aircraft, and two Boeing 777 aircraft that Continental will take delivery of in early 2007, Continental will not take any new aircraft deliveries in 2007.  As a result, the carrier anticipates growing its mainline capacity approximately 5 percent and its consolidated capacity between 3 percent and 4 percent in 2007.

Second Quarter Revenue and Capacity

Passenger revenue for the quarter increased 23.1 percent ($606 million) over the same period in 2005, to $3.2 billion, with double digit percentage growth in each mainline geographic region and in regional jet operations. Additional traffic, both domestic and international, and several fare increases produced significantly higher revenue for the company. Consolidated passenger revenue per available seat mile (RASM) for the quarter increased 11.0 percent year-over-year due to increased yields and record load factors.

Consolidated revenue passenger miles (RPMs) for the quarter increased 15.2 percent year-over-year on a capacity increase of 10.9 percent, resulting in a record consolidated load factor for the quarter of 82.7 percent, 3.1 points above the same period in 2005. Consolidated yield increased 6.9 percent year-over-year.

  Mainline RPMs in the second quarter of 2006 increased 14.3 percent over the second quarter 2005, on a capacity increase of 10.8 percent. Mainline load factor was a record 82.9 percent, up 2.5 points year-over-year. Continental's mainline yields during the quarter increased 6.3 percent over the same period in 2005.

During the quarter, Continental continued to maintain domestic length-of-haul adjusted yield and RASM premiums to the industry.

Passenger revenue for the second quarter of 2006 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase in Second Quarter 2006 vs. Second Quarter 2005
		Passenger Revenue	RASM	ASMs

Domestic	$1,465	18.1%	12.4%	5.1%
Transatlantic	570	25.8%	4.7%	20.1%
Latin America	346	30.6%	11.2%	17.4%
Pacific	217	21.6%	7.2%	13.5%
Total Mainline	$2,598	21.6%	9.7%	10.8%

Regional	$ 629	30.0%	16.6%	11.5%

Consolidated	$3,227	23.1%	11.0%	10.9%

Operational Accomplishments

Continental won several major awards in the quarter, including receiving the highest rank in customer satisfaction among network carriers in North America in the J.D. Power and Associates 2006 Airline Satisfaction Index StudySM.

The airline also won OAG's "Best Airline Based in North America" for the third year in a row and "Best Executive/Business Class" for the fourth year in a row at the OAG Airline of the Year Awards 2006. In addition, Continental received Priority Pass' "Lounge of the Year" for its Terminal E Presidents Club at Houston Bush Intercontinental Airport for the second consecutive year.

In July, Continental won the Operations award at Airline Business magazine's Airline Strategy Awards 2006. The company was selected for a combination of reasons, including the excellent operations it has developed at its two main hubs: Houston and New York/Newark.

"Our co-workers continue to deliver the best product in the business," said Jeff Smisek, president. "As we continue to grow, we are also adding solid year-over-year unit revenue gains, driving excellent revenue growth."

Continental's employees continued to work together to deliver a systemwide mainline completion factor of 99.8 percent and operate 23 days without a single mainline cancellation in spite of disruptive weather at its Houston and New York area hubs.  The company recorded a U.S. Department of Transportation on-time arrival rate of 71.5 percent during the quarter, which was impacted by the weather as well as air traffic control ground delay programs and record load factors.

The company continued its ongoing international expansion during the quarter, inaugurating three new European routes. Continental began nonstop service between its New York hub at Newark Liberty International Airport and Barcelona, Spain; Cologne, Germany; and Copenhagen, Denmark. Continental serves more nonstop transatlantic destinations from the New York area than any other carrier, with service to 28 cities in 15 countries.

Continental signed new, five-year agreements with Expedia, Inc., Sabre Travel Network, Travelocity, Galileo and Cheap Tickets during the quarter, under which Continental's full range of products and services, including all fares and inventory, are marketed through their related sites and systems.

Sales at continental.com continued to be strong in the second quarter, up 55 percent over the second quarter 2005. The company is on target to achieve $3 billion of sales on continental.com this year.

Continental unveiled a new animal kennel facility at its Houston hub at George Bush Intercontinental Airport, the first airline-owned kennel on airport property in the United States. This new service will be offered to the carrier's four-legged customers that utilize the carrier's acclaimed PetSafe service.

Second Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 8.1 percent in the second quarter compared to the same period last year, primarily due to record high fuel prices. CASM decreased 1.5 percent holding fuel rate constant, excluding employee profit sharing accruals and special charges.

"After five years of challenges and hard work, it's great to see a pay-off for everyone's efforts," said Jeff Misner, executive vice president and chief financial officer. "But, even with all the progress made, we must continue our focus on eliminating unnecessary costs."

Mainline fuel costs for the quarter increased $216 million over the second quarter of 2005, primarily due to a 26.4-percent increase in fuel prices compared to the same period last year. During the quarter, the price of West Texas Intermediate crude oil closed at a peak of $75.17 per barrel on April 21, 2006, with Gulf Coast jet fuel closing at a high of $93.39 per barrel on June 9, 2006.

Continental hedged approximately 25 percent of its expected fuel requirements for the second quarter of 2006, resulting in an $11 million benefit. In addition, using crude oil swaps, the company has hedged approximately 33 percent of fuel requirements for the third quarter with an average swap price of $73.18 per barrel and 13 percent for the fourth quarter with an average swap price of $75.49 per barrel.

Continental continued to improve the fuel efficiency of its fleet, completing the installation of winglets on 157 aircraft to date. Winglets reduce drag on an aircraft's wings, increasing fuel efficiency by up to five percent.

By year-end, the company expects to have improved fuel efficiency by nearly 25 percent per available seat mile as compared to 1998, as a result of several factors, including fleet modernization, implementation of fuel-saving technology like winglets and improved operating procedures.

During the second quarter, wages, salaries and related costs increased 14.6 percent (5.4 percent excluding employee profit sharing) over the second quarter 2005. Continental anticipates that its employees will benefit from profit sharing for 2006 and has accrued $60 million of employee profit sharing expense through the first six months of 2006.

During the second quarter, Continental recorded net special charges of $10 million, consisting of a $14 million settlement charge related to lump-sum payments to retiring pilots and a $4 million reduction of previous charges related to permanently grounded MD-80 aircraft.

Continental ended the second quarter with approximately $2.5 billion in unrestricted cash and short-term investments.

Other Accomplishments

Continental contributed $91 million to its employee pension plans during the quarter, and also contributed an additional $75 million to the plans in July. Since the beginning of 2002, Continental has contributed over a billion dollars to its employee pension plans.

Employees have also benefited from stock options issued in connection with pay and benefit cost reductions. At the end of the second quarter, the realized and unrealized gains from these options were in excess of $150 million.

In June, Continental ordered 10 additional Boeing 787 Dreamliner aircraft, bringing to 20 the total number of 787s the company has ordered from The Boeing Company. Continental is the largest U.S. customer for Boeing's newest widebody aircraft. The company also announced an order for 24 more Boeing Next-Generation 737 aircraft.

In June, the company completed a refinancing secured by most of its spare parts inventory, which allowed it to pre-pay higher interest rate debt of $292 million that would have been due in December 2007. The new debt, which matures in 2013, will save the company approximately $3 million annually as compared to the pre-paid debt.

In early July 2006, Continental received $156 million from the sale of approximately 7.5 million shares of common stock of Copa Holdings (NYSE: CPA). The company still holds approximately 4.4 million shares or a 10 percent interest. Continental will record a gain of $92 million on the sale during the third quarter of 2006.

In July, Continental also closed a $394 million secured term loan facility to finance the acquisition of six new Boeing 737-800 and two new Boeing 777-200 aircraft and now has attractive committed financing for all of its new aircraft deliveries through 2007.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,200 daily departures throughout the Americas, Europe and Asia, serving 154 domestic and 138 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 43,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of our significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in its computer systems, and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended June 30,		% Increase/ (Decrease)
	2006	2005
Operating Revenue:
Passenger (excluding fees and taxes of $364 and $298)	$3,227	$2,621	23.1%
Cargo	112	97	15.5%
Other, net	168	139	20.9%
	3,507	2,857	22.8%
Operating Expenses:
Aircraft fuel and related taxes	791	575	37.6%
Wages, salaries and related costs	744	649	14.6%
Regional capacity purchase, net	454	382	18.8%
Aircraft rentals	248	229	8.3%
Landing fees and other rentals	198	181	9.4%
Distribution costs	178	154	15.6%
Maintenance, materials and repairs	140	106	32.1%
Depreciation and amortization	97	98	(1.0)%
Passenger services	90	84	7.1%
Special charges (A)	10	-	NM
Other	313	280	11.8%
	3,263	2,738	19.2%

Operating Income	244	119	105.0%

Nonoperating Income (Expense):
Interest expense	(100)	(101)	(1.0)%
Interest capitalized	5	3	66.7%
Interest income	31	15	106.7%
Income from affiliates	17	20	(15.0)%
Gain on disposition of ExpressJet Holdings shares	-	47	NM
Other, net	1	(3)	NM
	(46)	(19)	NM

Income before Income Taxes	198	100	98.0%
Income Taxes	-	-	0.0%

Net Income	$ 198	$ 100	98.0%

Earnings per Share:
Basic	$2.24	$1.49	50.3%
Diluted	$1.84	$1.26	46.0%

Shares used for Computation:
Basic	88.6	66.8	32.6%
Diluted	111.0	85.5	29.8%

  During the second quarter of 2006, the company recorded a settlement charge of $14 million related to lump-sum distributions from the pilot pension plan. The remaining balance of the special charge is attributable to a reduction of reserves related primarily to negotiated settlements on leased MD80 grounded aircraft.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Six Months Ended June 30,		% Increase/ (Decrease)
	2006	2005
Operating Revenue:
Passenger (excluding fees and taxes of $679 and $569)	$5,911	$4,888	20.9%
Cargo	218	196	11.2%
Other, net	324	278	16.5%
	6,453	5,362	20.3%
Operating Expenses:
Aircraft fuel and related taxes	1,452	1,045	38.9%
Wages, salaries and related costs	1,416	1,364	3.8%
Regional capacity purchase, net	869	735	18.2%
Aircraft rentals	493	455	8.4%
Landing fees and other rentals	383	352	8.8%
Distribution costs	338	291	16.2%
Maintenance, materials and repairs	267	218	22.5%
Depreciation and amortization	193	197	(2.0)%
Passenger services	171	162	5.6%
Special charges (A)	3	43	NM
Other	613	554	10.6%
	6,198	5,416	14.4%

Operating Income (Loss)	255	(54)	NM

Nonoperating Income (Expense):
Interest expense	(201)	(198)	1.5%
Interest capitalized	9	5	80.0%
Interest income	55	26	111.5%
Income from affiliates	34	40	(15.0)%
Gain on disposition of ExpressJet Holdings shares	-	98	NM
Other, net	6	(3)	NM
	(97)	(32)	NM
Income (Loss) before Income Taxes and Cumulative Effect of Change in Accounting Principle	158	(86)	NM
Income Taxes	-	-	0.0%
Cumulative Effect of Change in Accounting Principle (B)	(26)	-	NM

Net Income (Loss)	$ 132	$ (86)	NM

Earnings (Loss) per Share:
Basic	$1.52	$(1.29)	NM
Diluted	$1.31	$(1.29)	NM

Shares used Computation:
Basic	87.7	66.6	31.7%
Diluted	109.8	66.6	64.9%

  During the first six months of 2006, the company recorded settlement charges of $29 million related to lump-sum distributions from the pilot pension plan and a $14 million credit associated with the officers' surrender of March 2006 restricted stock units. The remaining balance of the special charge is attributable to a reduction of reserves related primarily to negotiated settlements on leased MD80 grounded aircraft. During the six months of 2005, the company recorded a curtailment charge of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots.
  In connection with the adoption of FAS123(R), the company recorded a $26 million cumulative effect of an accounting change related to the liability for fair value of restricted stock units.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended June 30,		% Increase/
	2006	2005	(Decrease)

Mainline Operations:
Passengers (thousands) (A)	12,746	11,465	11.2%
Revenue passenger miles (millions)	20,633	18,046	14.3%
Available seat miles (millions)	24,885	22,456	10.8%
Cargo ton miles (millions)	263	237	11.0%

Passenger load factor:
Mainline	82.9%	80.4%	2.5 pts.
Domestic	85.5%	82.0%	3.5 pts.
International	80.1%	78.3%	1.8 pts.

Passenger revenue per available seat mile (cents)	10.44	9.52	9.7%
Total revenue per available seat mile (cents)	11.61	10.62	9.3%
Average yield per revenue passenger mile (cents)	12.59	11.84	6.3%

Cost per available seat mile (cents) (B)	10.72	9.92	8.1%
Special charges per available seat mile (cents)	0.04	-	NM
Cost per available seat mile, holding fuel rate constant (cents) (B)	10.05	9.92	1.3%

Average price per gallon of fuel, including fuel taxes (cents)	210.95	166.95	26.4%
Fuel gallons consumed (millions)	375	344	9.0%

Actual aircraft in fleet at end of period	360	348	3.4%
Average length of aircraft flight (miles)	1,435	1,374	4.4%
Average daily utilization of each aircraft (hours)	11:23	10:37	7.3%

Regional Operations:
Passengers (thousands) (A)	4,850	4,075	19.0%
Revenue passenger miles (millions)	2,734	2,246	21.7%
Available seat miles (millions)	3,374	3,026	11.5%
Passenger load factor	81.0%	74.2%	6.8 pts.
Passenger revenue per available seat mile (cents)	18.66	16.00	16.6%
Average yield per revenue passenger mile (cents)	23.03	21.56	6.8%
Actual aircraft in fleet at end of period	274	256	7.0%

Consolidated Operations (Mainline and Regional):
Passengers (thousands) (A)	17,596	15,540	13.2%
Revenue passenger miles (millions)	23,367	20,292	15.2%
Available seat miles (millions)	28,259	25,482	10.9%
Passenger load factor	82.7%	79.6%	3.1 pts.
Passenger revenue per available seat mile (cents)	11.42	10.29	11.0%
Average yield per revenue passenger mile (cents)	13.81	12.92	6.9%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Six Months Ended June 30,		% Increase/
	2006	2005	(Decrease)

Mainline Operations:
Passengers (thousands) (A)	24,232	22,063	9.8%
Revenue passenger miles (millions)	38,651	34,205	13.0%
Available seat miles (millions)	47,919	43,301	10.7%
Cargo ton miles (millions)	525	497	5.6%

Passenger load factor:
Mainline	80.7%	79.0%	1.7 pts.
Domestic	83.3%	80.4%	2.9 pts.
International	77.7%	77.3%	0.4 pts.

Passenger revenue per available seat mile (cents)	9.96	9.26	7.6%
Total revenue per available seat mile (cents)	11.14	10.40	7.1%
Average yield per revenue passenger mile (cents)	12.34	11.72	5.3%

Cost per available seat mile (cents) (B)	10.54	10.23	3.0%
Special charges per available seat mile (cents)	0.01	0.10	NM
Cost per available seat mile, holding fuel rate constant (cents) (B)	9.87	10.23	(3.5)%

Average price per gallon of fuel, including fuel taxes (cents)	201.09	156.46	28.5%
Fuel gallons consumed (millions)	722	668	8.1%

Actual aircraft in fleet at end of period	360	348	3.4%
Average length of aircraft flight (miles)	1,418	1,362	4.1%
Average daily utilization of each aircraft (hours)	11:03	10:23	6.5%

Regional Operations:
Passengers (thousands) (A)	8,958	7,598	17.9%
Revenue passenger miles (millions)	5,052	4,198	20.3%
Available seat miles (millions)	6,456	5,766	12.0%
Passenger load factor	78.3%	72.8%	5.5 pts.
Passenger revenue per available seat mile (cents)	17.65	15.23	15.9%
Average yield per revenue passenger mile (cents)	22.56	20.91	7.9%
Actual aircraft in fleet at end of period	274	256	7.0%

Consolidated Operations (Mainline and Regional):
Passengers (thousands) (A)	33,190	29,661	11.9%
Revenue passenger miles (millions)	43,703	38,403	13.8%
Available seat miles (millions)	54,375	49,067	10.8%
Passenger load factor	80.4%	78.3%	2.1 pts.
Passenger revenue per available seat mile (cents)	10.87	9.96	9.1%
Average yield per revenue passenger mile (cents)	13.52	12.73	6.2%

  Revenue passengers measured by each flight segment flown.

  Includes impact of special charges.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Earnings per Share	Three Months Ended Ended June 30, 2006

Diluted earnings per share	$1.84

Adjustments:
Special charges	0.09

Diluted earnings per share, excluding special charges (A)	$1.93

Net Income (in millions)	Three Months Ended Ended June 30, 2006

Net income	$198

Adjustments:
Special charges	10

Net income excluding special charges (A)	$ 208

CASM Mainline Operations (cents)	2006	2005	(Decrease)

Cost per available seat mile (CASM)	10.72	9.92	8.1%

Less: Current year fuel cost per available seat mile (B)	(3.18)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.51	-	NM

CASM holding fuel rate constant (A)	10.05	9.92	1.3%

Less special charges	(0.04)	-	NM
Less profit sharing	(0.24)	-	NM

CASM holding fuel rate constant and excluding special charges and profit sharing (A)	9.77	9.92	(1.5)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
	Six Months Ended June 30,		% Increase/
CASM Mainline Operations (cents)	2006	2005	(Decrease)

Cost per available seat mile (CASM)	10.54	10.23	3.0%

Less: Current year fuel cost per available seat mile (B)	(3.03)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.36	-	NM

CASM holding fuel rate constant (A)	9.87	10.23	(3.5)%

Less special charges	(0.01)	(0.10)	NM
Less profit sharing	(0.12)	-	NM

CASM holding fuel rate constant and excluding special charges (A)	9.74	10.13	(3.8)%

Wages, salaries and related costs (in millions)	Three Months Ended Ended June 30,		% Increase/
	2006	2005	(Decrease)

Wages, salaries and related costs	$744	$649	14.6%

Adjustments:
Less profit sharing	60	-	NM

Wages, salaries and related costs excluding profit sharing (A)	$684	$649	5.4%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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